Exhibit 5.0
September 27, 2010
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:
     I am Senior Vice President, General Counsel and Corporate Secretary of First Niagara Financial Group, Inc., a Delaware corporation (the “Registrant”), and I have supervised the legal and corporate proceedings of the Registrant in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 106,625,385 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Registrant pursuant to the Agreement and Plan of Merger, by and between the NewAlliance Bancshares, Inc., Registrant and FNFG Merger Sub, Inc., dated as of August 18, 2010 and as amended as of September 27, 2010 (the “Merger Agreement”).
     I or members of my staff have examined the originals or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Registrant, including resolutions of the Board of Directors of the Registrant authorizing the issuance of the Shares, certificates of public officials and statutes and other documents, and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinion hereinafter expressed. In rendering this opinion, we have relied upon the certificates of public officials with respect to the accuracy of the factual matters contained in such certificates.
     Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that, when the Registration Statement has become effective under the Act, and the Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     I am admitted to the practice of law in the State of New York, and I express no opinion as to any matters governed by any law other than the General Corporation Law of the State of Delaware and the Federal law of the United States.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Opinions” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ John Mineo
John Mineo
Senior Vice President, General Counsel
and Corporate Secretary